EXHIBIT 3

                           THIRD ARTICLES OF AMENDMENT
                                       OF
                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                                 TELIDENT, INC.

     THE UNDERSIGNED, Brian D. Wenger, as Secretary of Telident, Inc., a corporation organized and existing under the laws of the State of Minnesota, does hereby certify that, pursuant to actions taken by the Board of Directors on December 30, 1997, pursuant to Chapter 302A and Sections 302A.139 and 302A.402 of the Minnesota Business Corporation Act, the first two paragraphs of Article III of the Restated Articles of Incorporation of Telident, Inc. are amended and restated, as of January 13, 1998, to provide as follows:

                                   ARTICLE III

               The total number of shares of all classes of stock that the corporation shall be authorized to issue is TWELVE MILLION FIVE HUNDRED THOUSAND (12,500,000) shares, divided into the following: (i) TWO MILLION FIVE HUNDRED THOUSAND (2,500,000) shares of Preferred Stock, of the par value of $.08 per share; and TEN MILLION (10,000,000) shares of Common Stock, of the par value of $.08 per share. A description of the respective classes of stock and a statement of the designations, preferences, limitations and relative rights of such classes and the limitations on or denial of the voting rights of the shares of such classes of stock are as described in Sections A and B of this Article III.

               Effective January 13, 1998, (i) each four (4) issued and outstanding shares of Common Stock of this corporation shall be combined into one (1) share of validly issued, fully paid and nonassessable share of Common Stock; (ii) each four (4) issued and outstanding shares of Series I Convertible Preferred Stock of this corporation shall be combined into (1) share of validly issued fully paid and nonassessable share of Series I Convertible Preferred Stock; and (iii) each four (4) issued and outstanding shares of Series II Convertible Preferred Stock of this corporation shall be combined into one (1) share of validly issued, and fully paid and nonassessable share of Series II Convertible Preferred Stock. Each person at that time holding of record any issued and outstanding share of Common Stock, Series I Convertible Preferred Stock and Series II Convertible Preferred Stock, as the case may be, shall receive upon surrender thereof to the corporation's authorized agency a stock certificate or certificates to evidence and represent the number of shares of post reverse stock split Common Stock, Series I Convertible Preferred Stock or Series II Convertible Preferred Stock to which the stockholder is entitled after this reverse split; provided, however that this corporation shall not issue fractional shares of Common Stock, Series I Convertible Preferred Stock or connection with this reverse stock split, but, in lieu thereof, this corporation shall make a cash payment representing the value of such fractional share based upon the closing price of a share of Common Stock on January 13, 1998 as reported by the Nasdaq Stock Market, a cash payment at the rate of $4.00 for each share (prior to the reverse stock split) of Series I

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          Convertible Preferred Stock and a cash payment at the rate of $1.125 for each share (prior to the reverse stock split) of Series II Convertible Preferred Stock to the holders thereof who would otherwise be entitled to receive fractional shares except for the provisions hereof upon surrender of certificates representing those shares to the corporation's authorized agency. The ownership of such fractional interests shall not entitle the holders thereof to any voting, dividend or other right except the right to receive payment therefor as described above.



     IN WITNESS WHEREOF, the undersigned has hereunto subscribed his name as Secretary of the corporation pursuant to the foregoing resolutions this 7th day January 1998.

                                                /s/ Brian D. Wenger
                                                -------------------
                                                    Brian D. Wenger
                                                          Secretary